EXHIBIT 99.1

COVANTA TO COMMENCE CONSTRUCTION OF THE DUBLIN WASTE-TO-ENERGY FACILITY

Project Agreement Executed with Dublin City Council;
Project Financing Completed

Morristown, N.J., September 19, 2014 -- Covanta Holding Corporation (NYSE: CVA) ("Covanta" or the "Company") today announced that it has executed an agreement with the Dublin City Council (“Dublin”) to build, own and operate a new 600,000 metric tonne per year, 58 net megawatt Energy-from-Waste facility in Dublin, Ireland (the “Dublin Waste-to-Energy Facility”). The Company also announced that it has achieved financial close on a comprehensive project financing package and plans to commence construction of the project immediately. Facility construction is expected to take approximately three years, with commencement of operations targeted for late 2017.

The Dublin Waste-to-Energy Facility will provide the Dublin region with a long-term sustainable and environmentally superior waste management solution, enabling it to divert post-recycled waste from landfills and become locally self-sufficient in managing waste, consistent with regional, national and EU waste policies. When complete, the facility will generate clean renewable energy to supply 80,000 homes, reducing Ireland’s reliance on imported fossil fuel, and has also been designed with technology and infrastructure to provide enough heat to meet the equivalent needs of over 50,000 homes if a district heating system is implemented in the future.

“We are extremely pleased to be partnering with the Dublin regional authorities to commence construction of this very important project, and I’m confident that this public private partnership will deliver long-lasting value for our client communities, as well as for our shareholders,” said Covanta CEO and President Anthony J. Orlando. “The facility will be state-of-the-art in all respects, including energy efficiency and environmental performance, and will provide a meaningful boost for the local economy.”

The total investment in the construction of the facility will be approximately €500 million, funded by a combination of third party non-recourse project financing (€375 million) and project equity invested by Covanta (approximately €125 million). The third party project funding includes €300 million of project debt, representing approximately 60% leverage, and a €75 million convertible preferred investment by the energy infrastructure arm of First Reserve, one of the world’s leading private equity and infrastructure investment firms in the energy sector.

Macquarie Capital has served as exclusive financial advisor to Covanta in connection with structuring and raising capital for the project.

Covanta CFO Brad Helgeson commented: “We are very happy with the financing structure of the project and the broad-based support from both leading Irish and international financial institutions that it represents, including the strategic investment made by First Reserve’s energy infrastructure business.”

Mark Florian, Managing Director and Head of Infrastructure for First Reserve, commented “After extensive efforts in partnership with Covanta, we are excited to be working together towards the development of this essential infrastructure project for Ireland. Strategically partnering with world-class corporate counterparties is a hallmark of First Reserve Energy Infrastructure Fund I, and we look forward to joining Covanta and Dublin on this important and environmentally beneficial energy infrastructure project.”

Of the approximately €125 million of total expected Covanta investment in the project, over €30 million has already been invested in development costs and pre-construction activities, and the majority of the remaining investment will be funded from cash currently held in Europe in anticipation of this investment.

Regarding project funding, Helgeson further commented: “Raising approximately 75% of the required capital at the project level is the right structure for Covanta from a capital efficiency standpoint. Given that we will use cash already held offshore to fund the majority of Covanta’s additional equity investment, this significant strategic investment can be made without impacting our other capital allocation priorities.”

Beyond its equity investment, Covanta is providing additional support to the project in several respects. Covanta subsidiaries have contracted on a fixed price basis with the project company for engineering, procurement and construction (EPC) and operations and maintenance (O&M) services, and Covanta has guaranteed the performance obligations under both contracts. In addition, Covanta will provide working capital and other support to the project company.

The project agreement executed with Dublin will cover 45 years of facility operations, after which facility ownership will revert to Dublin. Under the project agreement, Covanta will be responsible for sourcing waste supply for the facility, which will consist of residential, commercial and industrial waste streams from Dublin and surrounding areas. During the first 15 years of operations, Dublin will share in any upside or downside in facility waste revenue relative to a baseline projection. Dublin will also share in energy revenue generated by the project for the full 45 year term of the contract.

Over 50% of the facility’s renewable electricity generation is expected to qualify for preferential, inflation-escalated pricing under Ireland’s renewable feed-in tariff through 2031, with the remainder of electricity sold at market rates. If a district heating system is developed by Dublin, then the facility will also sell energy in the form of steam heat and receive an enhanced renewable incentive for a portion of the electricity sold.

Commenting on the economics of the project, Helgeson stated “As we’ve previously discussed, we expect this investment to generate an attractive return on capital for Covanta’s shareholders, with a projected mid-teens IRR on invested equity. We expect the total investment to represent a multiple of less than nine times Adjusted EBITDA, which we believe is attractive for a newly constructed facility in a strong market with long-term contractual support.”

About Covanta
Covanta is a world leader in providing sustainable waste and energy solutions. The Company’s 45 Energy-from-Waste facilities provide communities and businesses around the world with environmentally sound solid waste disposal by using waste to generate clean, renewable energy. Annually, Covanta’s modern Energy-from-Waste facilities safely and securely convert approximately 20 million tons of waste into clean, renewable electricity to power one million homes and recycle over 440,000 tons of metal. Energy-from-Waste facilities reduce greenhouse gases, complement recycling and are a critical component to sustainable solid waste management. For more information, visit www.covanta.com.

About First Reserve
First Reserve is the largest global private equity and infrastructure investment firm exclusively focused on energy. With over 30 years of industry insight, investment expertise and operational excellence, the Firm has cultivated an enduring network of global relationships and raised more than USD $30 billion of aggregate capital since inception. First Reserve has completed more than 475 transactions (including platform investments and add-on acquisitions) on six continents. Its portfolio companies operate in approximately 50 countries and span the energy spectrum from upstream oil and gas to midstream and downstream, including resources, equipment and services and infrastructure.

First Reserve has offices in Greenwich, CT; Houston, TX; London, U.K. and Hong Kong. Please visit www.firstreserve.com for more information.

Covanta Investor Contact
Alan Katz
1.862.345.5456

IR@covanta.com

Covanta Media Contact
James Regan
1.862.345.5216

First Reserve Media Contacts
Caroline Harris-Gibson
Prosek Partners
1.212.279.3115 ext. 222
E-mail: cgibson@prosek.com

Julie Hamiton-Oakes
Prosek Partners
1.212.279.3115 ext. 234
E-mail: joakes@prosek.com